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                                                                   Exhibit 23(a)

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                                BOARD OF TRUSTEES

                                   May 2, 2003

                       VOTE TO AMEND DECLARATION OF TRUST
                       ----------------------------------

         WHEREAS, the Trust has been established and currently operates under a Declaration of Trust dated February 21, 1988; and

         WHEREAS, the Declaration of Trust states that the purpose of the Trust is to carry on the business of an investment company; and

         WHEREAS, when the Trust was established, investment companies rarely issued more than a single class of shares in any one investment portfolio ("Fund"); and

         WHEREAS, the investment company industry has now developed so that entities such as the Trust very commonly operate investment portfolios on such a "Multi-Class" basis; and

         WHEREAS, in the Trustees' judgment it will be in the best interest of each Fund and its shareholders, if each Fund has the latitude to issue multiple classes of shares; and

         WHEREAS, Section 3.2 of the Declaration of Trust grants the Trustees
                  "exclusive authority, without the requirement of shareholder approval, to establish and designate . . . separate and distinct Fund (Portfolios), and to fix and determine the relative rights and preferences as between the Shares of [such] Portfolios;" and

         WHEREAS, Section 3.3 of the Declaration of Trust specifically grants the Trustees authority (with respect to the shares of both existing Funds and future Funds) to vary the rights and preferences of a Fund's shares with respect to assets and liabilities belonging to a class of shares; share dividend and distribution rights; shareholder rights in the event of liquidation; shareholder voting rights; shareholder rights to redeem shares; and shareholder rights to convert their shares into other shares of the Trust; and

         WHEREAS, Section 3.4 of the Declaration of Trust requires the net asset value of any Share of any Portfolio to be determined in accordance with generally accepted accounting principles and not inconsistent with the 1940 Act; and

         WHEREAS, in the case of a Multi-Class Fund, the net asset values of each class of the Fund's shares must be computed separately, in order that each class will bear only the expenses that generally accepted accounting principles and the 1940 Act consider are appropriately allocable to that class; and

         WHEREAS, such methods of computing net asset values and allocating expenses promote equality of each class of a Fund's shares, in that all classes bear their proper proportion of such expenses; and

         WHEREAS, such methods of computation are therefore necessary to achieve equality among different share classes of a Fund in light of the different circumstances of each such class; and

         WHEREAS, such methods of computation, therefore, are consistent with the purposes of provisions, such as Sections 3.2 and 3.4(c) of the Declaration of Trust, that require equality among shares; and

         WHEREAS, the Declaration of Trust, as currently in effect, omits any specific references to the possibility of Multi-Class Funds; and

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         WHEREAS, because of this omission, provisions of the Declaration of
                  Trust (such as Sections 3.2 and 3.3) that would permit the Trustees to take the necessary actions to create a Multi-Class structure for a Fund might be interpreted to be inconsistent with those provisions that promote equality among shares; and

         WHEREAS, the Trustees wish to supply any such omissions, resolve any such inconsistencies and cure any ambiguities in the Declaration of Trust as to what steps are necessary to establish a Multi-Class structure for each Fund; and

         WHEREAS, Section 7.2 of the Declaration of Trust, in relevant part, empowers a majority of the Trustees to approve any amendment to the Declaration of Trust that has the purpose of supplying any omissions curing any ambiguities, or curing, correcting or supplementing any inconsistent provisions therein;

         NOW, THEREFORE, BE IT

        RESOLVED, that as of this May 2, 2003, the amendment to the Declaration of Trust presented to the Trustees be approved in substantially the form attached hereto; and

        RESOLVED, that the appropriate officers of the Trust be authorized and directed to execute such documents, make such filings, and take all other actions as may be necessary or desirable to effect said amendment and the intent of these resolutions.

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OFFICE OF THE                                             RECEIVED

MAY 27, 2003                                              MAY 19, 2003

THE CITY CLERK                                            SECRETARY OF THE
                                                          COMMONWEALTH,
                                                          CORPORATIONS DIVISIONS


                      AMENDMENT DATED AS OF MAY 2, 2003 TO

                          DECLARATION OF TRUST OF JOHN

                         HANCOCK VARIABLE SERIES TRUST I

                                  (the "Trust")

         The Trust's Declaration of Trust dated February 21, 1988 is hereby amended as of May 2, 2003, in the manner and to the extent set forth below:

1. Defined Terms. Except as otherwise defined in this Amendment, terms used in this Amendment shall have the meanings ascribed to them in the Declaration of Trust.

2. Establishment of Share Classes. For each Portfolio that now exists, its currently authorized or outstanding Shares are hereby denominated "Class 1 Shares" and new classes of shares, denominated "Class 2 Shares," "Class 3 Shares," "Class 4 Shares," and "Class 5 shares" are hereby created for each such Portfolio. The Shares of any Portfolio that is hereafter created shall also be divided into Class 1, 2, 3, 4 and 5 Shares. The rights, obligations and preferences of these Shares classes of each Portfolio shall be as set forth in Sections 3. and 4. of this Amendment below, except as may otherwise be provided in any future amendments to the Declaration of Trust that may be approved by a majority of the Trust's Trustees then in office.

3. Except as described below, each class of a Portfolio's Shares shall be identical in all respects to each other Class of that Portfolio's Shares , and shall have the same preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as does each such other class.

         (a) For purposes of computing the net asset values of a Portfolio's Shares: (1) only the Class 2, 3, 4 and 5 Shares shall be charged with fees under any plan adopted pursuant to Rule 12b-1 for that Portfolio under the 1940 Act; (2) each class of the Portfolio's then outstanding Shares shall be separately charged with other expenses, liabilities or losses of that Portfolio that are properly allocable to that class pursuant to paragraph (a)(1) of Rule18f-3; and (3) no dividends or other distributions shall be charged against any Class of a Portfolio's Shares other than those actually paid to holders of that class's Shares.

         (b) A Portfolio's dividends and distributions (including those in connection with any liquidation of the Portfolio), gains and losses, as well as other expenses that are not allocated differently as between the Portfolio's classes pursuant to (a) above, shall be allocated between that Portfolio's then outstanding classes on a consistent basis in accordance with the requirements of Rule 18f-3(c)(1) and the terms of a plan, as in effect from time to time under Rule 18f-3.

4. The holders of Shares of the Trust shall be entitled to one vote for each full Share, and a fractional vote for each fractional Share, irrespective of the class, then standing in the holder's name on the books of the Trust. On any matter submitted to a vote of the shareholders, all Shares of the Trust then issued and outstanding and entitled to vote shall be voted in the aggregate and not by class except (i) as otherwise required by law, in which case no aggregate vote shall be required, or (ii) if the Board of Trustees determines that any matter concerns only one or more classes, only holders of that class or those classes may vote on the matter.

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         IN WITNESS WHEREOF, the undersigned have executed this instrument this second day or May, 2003.

   /s/ ELIZABETH G. COOK                            /s/ HASSELL H. MCCLELLAN
   ---------------------                            ------------------------
   Elizabeth G. Cook                                Hassell H. McClellan


   /s/ KATHLEEN F. DRISCOLL                         /s/ MICELE G. VAN LEER
   ------------------------                         ----------------------
   Kathleen F. Driscoll                             Michele G. Van Leer


   /s/ DIANE C. KRESSLER                            /s/ ROBERT F. VERDONCK
   ----------------------                           ----------------------
   Diane C. Kessler                                 Robert F. Verdonck

                     Being all of the Trustees of the Trust.



         Then personally appeared the above-named Elizabeth G. Cook, Kathleen F. Driscoll, Diane C. Kessler, Hassell H. McClellan, Michele G. Van Leer and Robert
F. Verdonck, who severally acknowledged the foregoing instrument to be their free act and deed.



                                    Before me

                            /s/ ROSALIE M. CALABRARO
                            ------------------------
                            Notary Public
                            Rosalie M. Calabraro

My commission expires:                                           [Seal]

September 4, 2009
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